EXHIBIT 21.1
SIGNIFICANT SUBSIDIARIES OF THE REGISTRANT

	STATE or JURISDICTION of INCORPORATION	PERCENT of OWNERSHIP
Natus Medical Incorporated	Delaware
Natus Manufacturing Limited	Ireland	100%
Natus Medical Denmark ApS	Denmark	100%
Excel-Tech Corp.	Canada	100%